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              ORANGE AND ROCKLAND UTILITIES, INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                               Twelve Months Ended
                             (Thousands of Dollars)

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                                                                              SEPTEMBER           SEPTEMBER
                                                                                2000                1999

                                                                          -----------------  -----------------


Earnings

        Net Income                                                                $36,579              $20,409
        Federal Income Tax                                                          9,410               45,233
        State Income Tax                                                            2,461                2,317
                                                                         -----------------  -------------------

        Total Earnings Before Federal and State Income Tax                         48,450               67,959

Fixed Charges*                                                                     33,475               39,015
                                                                         -----------------  -------------------
                    Total Earnings Before Federal and State
                       Income Tax and Fixed Charges                               $81,925             $106,974
                                                                         =================  ===================



        * Fixed Charges

        Interest on Long-Term Debt                                                $23,276              $25,477
        Amortization of Debt Discount, Premium and Expense                          1,112                1,191
        Interest Component on lease Payment                                         5,918                5,442
        Other Interest                                                              3,169                6,905
                                                                         -----------------  -------------------

                    Total Fixed Charges                                           $33,475              $39,015
                                                                         =================  ===================




        Ratio of Earnings to Fixed Charges                                           2.45                 2.74

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